Exhibit 10.22

FIRST AMENDMENT

TO

EXCLUSIVE AGREEMENT

This First Amendment, effective as of October 26, 2005, by and between the Board of Trustees of the Leland Stanford Junior University, a body having corporate powers under the laws of the State of California (“Stanford”), and Histogenics Corporation, a Massachusetts corporation (“Histogenics”), serves to amend the Exclusive Agreement between Stanford and Licensee, titled “Restoration of Articular Cartilage Matrix” dated April 15, 2001 and described in Stanford docket S98-181 (the “Agreement”). Stanford and Histogenics agree as follows:

1.	Stanford and Histogenics acknowledge and agree that the Agreement, as amended, is valid and in good standing as of the Effective Date of this amendment.

2.	Agreement to Agree. Stanford and Histogenics acknowledge and agree that (i) Stanford desires to establish new diligence requirements for Histogenics, similar to those previously provided for in Section 5.1 of the Agreement and Histogenics agrees that Histogenics must agree to amend section 5.1 within 3 (Three) months of the effective date of this amendment.

3.	Histogenics desires to amend various terms of the Agreement including those related to the Agreement’s term and royalty requirements. The parties agree to negotiate in good faith during the next 180 days to reach agreement on a further amendment to the Agreement to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have executed this First Amendment in duplicate originals by their duly authorized officers or representatives.

The Board of Trustees of the Leland Stanford Junior University

Signature:	/s/ Katharine Ku
Name:	Katharine Ku
Title:	Director Technology Licensing
Date:	Nov 1, 2005

Histogenics Corporation

Signature:	/s/ Laurence J.B. Tarrant
Name:	Laurence J.B. Tarrant
Title:	President
Date:	26 October 2005